Exhibit 10.1

The athenahealth Executive Incentive Plan

I.	Purpose – The purpose of the Executive Incentive Plan (the “Plan”) of athenahealth, Inc. (the “Company”) is to:
	a.	attract, retain, and motivate the highest quality executives;
b.

provide participants with significant incentive through focus of our resources on our business strategy by maximizing revenue, managing expenses, and enabling the Company to produce long-term growth, thereby increasing the Company’s value to the Company’s shareholders; and

	c.	foster a cooperative teaching and learning environment that focuses on delivering shareholder value, providing the highest level of service to our clients, and respecting each other.
II.

Overview – The Plan has two parts, one for the Chief Executive Officer (the “CEO Plan”) and another plan for the heads of the corporate or divisional areas (the “SLT Plan”). These plans are designed to reward the Company’s eligible executives (together the “Participants”) specifically for the performance of the Company’s business strategy.

III.	Plan Period – The Plan will be effective from January 1st, until December 31st, (the “Plan Period”).
IV.	Plan Eligibility – In order to be considered eligible for an award under the Plan, a Participant must:
	a.	be an actively employed regular full-time or regular part-time employee in good standing of the Company or one of its subsidiaries during the Plan Period;
	b.	for the CEO Plan, be the Company’s named Chief Executive Officer;
	c.	for SLT Plan, be a Senior Vice President or Executive Vice President in charge of a division of the Company or with Company-wide responsibilities;
	d.	not be a participant in another stand-alone incentive plan of the Company or any of its subsidiaries;
	e.	not be on written or oral performance warning; and
	f.	be an actively employed regular full-time or regular part-time employee in good standing of the Company or one of its subsidiaries as of the date of the award payout (the “Award Date”).
V.	Incentive Awards –
	a.	CEO Plan
		i.	Incentive compensation awards under the CEO Plan shall be determined by the Board of Directors, or its designated committee, annually.
	b.	SLT Plan
		i.	Incentive compensation awards under the SLT Plan shall be determined by the CEO and approved by the Board of Directors, or its designated committee, annually.
		ii.	All individual awards determined by the CEO shall be approved by the Board of Directors, or its designated committee.

VI.

Change of Control – Participants who are terminated as the result of a change in control of the Company, as determined in the sole and absolute discretion of the Company’s Board of Directors, or its designated committee and, in the case of SLT Plan, the CEO will be eligible for payment of awards for that portion of the Plan Period pro-rated through the date of termination.

VII.

Death – If a Participant’s employment is terminated by reason of death that Participant shall cease to be a Participant in the Plan as of the date of death, but will remain eligible for payment of an award pro rated for time of his or her participation in the Plan prior to point of death. The award will be paid to the Participant’s estate or other legally designated beneficiary.

VIII.

Disability/Retirement – If a Participant’s employment is terminated by reason of disability or retirement, he or she shall cease to be a Participant in the Plan on the effective date of such disability or retirement, but will remain eligible for payment of an award pro rated for the time of his or her participation in the Plan prior to point of disability or retirement.

IX.

New Hires/Transfers In – An employee becomes a Participant upon being hired or transferred into a Plan-eligible position during the Plan Period and qualifies for payment of an award. The Participant is eligible for payment of an award pro-rated for their time in the Plan starting at the point of hire/transfer in to the end of the Quarter in which the change took place.

X.

Promotions/Other Changes in Positions (to Ineligible Positions) – A Participant whose position changes (lateral transfer, demotion, etc.) within the Company to a position ineligible for participation in the Plan during the Plan Period shall cease to be a Participant in the Plan on the effective date of such promotion/change in position, but will remain eligible for payment of an award pro-rated for the Participant’s time in the Plan prior to the point of the promotion/change in position.

XI.

Promotions/Other Changes in Positions (to Eligible Positions) – A Participant whose position changes (lateral transfer, demotion, etc.) within the Company to a position eligible for participation in the Plan during the Plan Period shall be a Participant in the Plan on the effective date of such promotion/change in position. That Participant will remain eligible for payment of an award with the pool funded at his or her current funding target levels.

XII.	Termination – If a Participant voluntarily or involuntarily terminates his or her employment with the Company prior to the Award Date, he or she shall forfeit any unpaid awards.
XIII.	Funding
a.

Overall Plan Funding – The Plan begins to fund as the Company starts to attain its threshold Company corporate scorecard targets. The Plan funds fully upon achievement of the Company’s corporate scorecard targets. The funding of the Plan may be increased or decreased based on Company performance as determined by the Board of Directors, or its designated committee.

XIV.	Legal Statement
	a.	Employment and Governing Law – The Plan is subject to the laws of the Commonwealth of Massachusetts and does not imply any form of continued employment.
b.

Amending the Plan – This Plan may be subject to change in part or in whole without notice at the discretion of the Company’s Board of Directors, or its designated committee (the “Plan Administrator”). The Plan Administrator reserve the right to terminate the Plan at any time without notice.

c.

Tax Withholding – No part of any award shall be required to be delivered until the applicable Participant (or, if that Participant is deceased, his or her estate or legally appointed beneficiary) has had the full amount of required tax withholding due in connection with such award delivery withheld or has made other provisions satisfactory to the Company for the required tax withholding due in connection with such award delivery.

d.

Benefits – The award amounts may not be counted as part of any pension, retirement, or benefits plan unless specifically stated within the plan document of that particular pension, retirement, or benefits plan.

(This Plan Document is effective 1/1/09 and supersedes any prior annual incentive plan document)